Exhibit 4.2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

WARRANT NO. B-[●] DATE OF ISSUANCE: [●] EXPIRATION DATE: [●], subject to earlier termination as provided herein	NUMBER OF SHARES: [●] subject to adjustment as provided herein

WARRANT TO PURCHASE SHARES
OF COMMON STOCK OF

DEEP ISOLATION NUCLEAR, INC.

This Warrant is issued to [●], or its registered assigns (including any successors or assigns, the “Warrantholder”), by Deep Isolation Nuclear, Inc., a Delaware corporation (the “Company”).

1. EXERCISE OF WARRANT.

(a) Number and Exercise Price of Warrant Shares; Expiration Date. Subject to the terms and conditions set forth herein, at any time beginning on or after the date hereof (the “Date of Issuance”) and ending on the first to occur of 5:00 p.m. New York City time on the fifth anniversary of [●] and the third anniversary of the date on which the Common Stock (as defined below) is first listed for trading on a Trading Market (as defined below) (which for the purposes of this Section 1(a) shall not include the OTC Markets (as defined below))” (the “Expiration Date”), the Warrantholder is entitled to purchase from the Company up to [●] shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (as such number of shares of Common Stock is adjusted from time to time pursuant to the provisions of this Warrant), (the “Warrant Shares”), at a purchase price of $0.0001 per share (the “Exercise Price”), subject to earlier termination of this Warrant as set forth herein. As used in this Agreement, the term “Merger” means the merger of Deep Isolation, Inc. a Delaware corporation (“DI”), with Deep Isolation Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, in which DI continued as the surviving entity of such merger as a wholly owned subsidiary of the Company.

(b) Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 1(a) above, the Warrantholder may exercise this Warrant in accordance with Section 5 herein at any time in whole or in part during the period (such period, the “Exercise Period”) that begins on the Date of Issuance and ends at the close of business on the Expiration Date, by either:

(1) wire transfer to the Company of immediately available funds or a cashier’s check drawn on a United States bank made payable to the order of the Company of the Exercise Price of the Warrants being exercised, or

(2) exercise of the right to credit the Exercise Price against the Fair Market Value of the Warrant Shares (as defined below) at the time of exercise (the “Net Exercise”) pursuant to Section 1(c).

Notwithstanding anything herein to the contrary, the Warrantholder shall not be required to physically surrender this Warrant to the Company until the Warrantholder has purchased all of the Warrant Shares available for purchase hereunder and the Warrant has been exercised in full, in which case, the Warrantholder shall surrender this Warrant to the Company for cancellation within three (3) trading days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased (including any Warrant Shares deemed canceled upon a Net Exercise). The Warrantholder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases.

(c) Net Exercise. If the Company shall receive written notice from the Warrantholder at the time of exercise of this Warrant that the Warrantholder elects to Net Exercise the Warrant, the Company shall deliver to such Warrantholder (without payment by the Warrantholder of any Exercise Price in cash) that number of Warrant Shares computed using the following formula:

X= Y (A – B)
A

Where

X =	The number of Warrant Shares to be issued to the Warrantholder.

Y =	The number of Warrant Shares purchasable under this Warrant or, if only a portion of this Warrant is being exercised pursuant to the applicable Notice of Exercise, the number of Warrant Shares for which this Warrant is being exercised.

A =	The Fair Market Value of one share of Common Stock on the trading date immediately preceding the date on which Warrantholder delivers to the Company the applicable Notice of Exercise of this Warrant.

B =	The Exercise Price (as adjusted hereunder).

The “Fair Market Value” of one share of Common Stock shall be determined as follows: (i) the VWAP on the Trading Day immediately preceding the date the Company first receives the applicable Notice of Exercise (as defined herein) if such Notice of Exercise is (1) executed and delivered pursuant to Section 5 hereof and received by the Company on a day that is not a Trading Day or (2)executed and delivered pursuant to Section 5 hereof and received by the Company on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(88) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date the applicable Exercise Form is received by the Company or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Exercise Form and receipt thereof by the Company if such Exercise Form is so executed during “regular trading hours” on a Trading Day and is received by the Company within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 5 hereof, which Bid Price shall be shown on supporting documents provided by the Holder to the Company within two Trading Days after delivery to the Company of the applicable Notice of Exercise, or (iii) the VWAP on the date the applicable Notice of Exercise is received by the Company if the date of the Company’s receipt of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 5 hereof after the close of “regular trading hours” on such Trading Day.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted for trading on a Trading Market, the bid price per share of Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“OTC Markets” shall mean either OTC QX (“OTCQX”) or OTC QB (“OTCQB”) of the OTC Markets Group, Inc.

“Trading Market” shall mean any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Markets (or any successor(s) to any of the foregoing).

(d) Deemed Exercise. In the event that immediately prior to the close of business on the Expiration Date, the Fair Market Value of one share of Common Stock (as determined in accordance with Section 1(c) above) exceeds the then applicable Exercise Price, this Warrant shall be deemed to be automatically exercised on a Net Exercise issue basis pursuant to Section 1(c) above, and the Company shall deliver the applicable number of Warrant Shares to the Warrantholder pursuant to the provisions of Section 1(c) above and this Section 1(d).

2. CERTAIN ADJUSTMENTS.

(a) Adjustment of Number of Warrant Shares and Exercise Price. The number and kind of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(1) Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the Date of Issuance but prior to the Expiration Date subdivide its then outstanding shares of capital stock of the same class as the Warrant Shares, by split-up or otherwise, or combine such shares of capital stock by reverse stock split or otherwise, or issue additional shares of capital stock as an in-kind dividend with respect to the same class of then outstanding shares as the Warrant Shares, or effect any forward stock split or reverse stock split of its then outstanding capital stock of the same class as the Warrant Shares, the number of Warrant Shares issuable upon the exercise of this Warrant shall forthwith be proportionately increased in the case of such a subdivision, stock dividend or forward stock split, or proportionately decreased in the case of a reverse stock split or other combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 2(a)(1) shall become effective at the close of business on the date the subdivision or combination in respect of which the adjustment(s) are to be made becomes effective, or as of the record date of the dividend in respect of which the adjustment(s) are to be made, or in the event that no record date is fixed, upon the making of such dividend, as the case may be.

(2) Reclassification, Reorganizations and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 2 (a)(1) above) that occurs during the Exercise Period (whether on or subsequent to the Date of Issuance), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Warrantholder, so that the Warrantholder shall, from and after the effective time of such reclassification, reorganization or change, thereafter have the right at any time prior to the Expiration Date to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and/or other securities or property (including, if applicable, cash) receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Warrant Shares by the Warrantholders immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Warrantholder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price payable hereunder, provided that after giving effect to such adjustments the aggregate Exercise Price shall remain the same (and, for the avoidance of doubt, this Warrant shall be exclusively exercisable for such shares of capital stock and/or other securities or property from and after the consummation of such reclassification, capital reorganization or other change in the capital stock of the Company).

(b) Notice to Warrantholder. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction (as defined herein) or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Warrantholder a notice of such transaction not less than 10 business days prior to the applicable record or effective date on which a person would need to hold Common Stock in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

(c) Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest whole share, as the case may be. For purposes of this Section 2, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(d) Treatment of Warrant upon a Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger, consolidation or other business combination of the Company with or into another person (other than a merger, consolidation or other business combination in which the Company is the surviving corporation and which does not result in any reclassification or reorganization of the outstanding Common Stock), (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and which offer has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of its outstanding Common Stock or any compulsory share exchange pursuant to which the outstanding Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons pursuant to which such other person or group acquires more than 50% of the then outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Warrantholder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Warrantholder, the number, class, and series of shares of stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”), receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a manner reflecting the relative value of any different components of the Alternate Consideration as determined in good faith by the Company’s Board of Directors. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then from and after the effective date of such Fundamental Transaction the Warrants shall each be exercisable for weighted average of the securities, cash and property received per share of Common Stock in such Fundamental Transaction by holders of Common stock who made the election to receive the consideration in such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other transaction documents in accordance with the provisions of this Section 2(d)(1) pursuant to written agreements in form and substance reasonably satisfactory to the Warrantholder and approved by the Warrantholder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Warrantholder, deliver or cause to be delivered, promptly after such Fundamental Transaction to the Warrantholder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price that applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and that is reasonably satisfactory in form and substance to the Warrantholder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other transaction documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other transaction documents with the same effect as if such Successor Entity had been named as the Company herein.

(e) Notwithstanding anything herein to the contrary, in no event will the Exercise Price per Warrant Share be reduced to less than the then-applicable par value per share of Common Stock.

3. NO FRACTIONAL SHARES. No fractional Warrant Shares or scrip representing fractional shares will be issued upon exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the Fair Market Value of one Warrant Share.

4. NO STOCKHOLDER RIGHTS. Until the exercise of this Warrant or any portion of this Warrant, the Warrantholder shall not have, nor be entitled to exercise, any rights as a stockholder of the Company (including, without limitation, the right to notification of stockholder meetings or the right to receive any notice or other communication concerning the business and affairs of the Company) except as provided in Section 3(b) and Section 8 below.

5. MECHANICS OF EXERCISE.

(a) Delivery of Warrant Shares Upon Exercise. This Warrant may be exercised by the holder hereof, in whole or in part, at any time during the Exercise period by delivering to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Warrantholder at the address of the Warrantholder appearing on the books of the Company) of a duly completed and executed copy of the Notice of Exercise in the form attached hereto as Exhibit A by facsimile or e-mail attachment and paying the Exercise Price (unless the Warrantholder has elected to Net Exercise) then in effect with respect to the number of Warrant Shares as to which the Warrant is being exercised. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of the delivery to the Company of the Notice of Exercise as provided above, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. Warrant Shares purchased hereunder shall be transmitted by the Company’s transfer agent to the holder by crediting the account of the holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement covering the resale of the Warrant Shares by the holder and the Warrantholder has certified to the Company that it has sold or otherwise disposed of the Warrant Shares in accordance with the plan of distribution set forth in such registration statement, (B) the shares are eligible for resale by the holder pursuant to Rule 144 and the Warrantholder has certified to the Company that is has sold the Warrant Shares in accordance with the requirements of such Rule, or (C) the shares have been exercised on a Net Exercise basis and are eligible for resale by the holder pursuant to Rule 144 without volume or manner of sale limitations, and otherwise in book entry form or by physical delivery to the address specified by the holder in the Notice of Exercise by the end of the day (such date, the “Warrant Share Delivery Date”) on the date that is not more than two (2) trading days from the date of delivery to the Company of the Notice of Exercise and payment of the aggregate Exercise Price therefor (unless exercised by means of a Net Exercise pursuant to Section 1(c)). The Warrant Shares shall be deemed to have been issued, and the holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the applicable Notice of Exercise accompanied by payment of the applicable Exercise Price (other than an exercise by Net Exercise) is received by the Company and all taxes required to be paid by the holder, if any, prior to the issuance of such shares, having been paid.

(b) Rescission Rights. If the Company fails to cause the transfer agent to transmit to the Warrantholder the Warrant Shares pursuant to Section 5(a) by the applicable Warrant Share Delivery Date, then the Warrantholder will have the right to rescind such exercise.

(c) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise. In addition to any other rights available to the Warrantholder, if the Company fails to cause its transfer agent to transmit to the Warrantholder the Warrant Shares on or before the Warrant Share Delivery Date, and if after such date the Warrantholder is required by its broker to purchase (in an open market transaction or otherwise) or the Warrantholder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Warrantholder of the Warrant Shares that the Warrantholder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Warrantholder the amount, if any, by which (x) the Warrantholder’s total purchase price (including brokerage commissions and other fees, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Warrantholder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Warrantholder, either (x) reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded), (y) deliver to the Warrantholder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder, or (z) pay in cash to the Warrantholder the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Warrantholder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed. The Warrantholder shall provide the Company with written notice indicating the amounts payable to the Warrantholder in respect of the Buy-In and, upon request of the Company, evidence reasonably satisfactory to the Company of such Market Price Loss and specifying the amount of such loss.

(d) Make-Whole for Market Loss after Exercise. At the Warrantholder’s election, if the Company fails for any reason to deliver to the Warrantholder the Warrant Shares by DWAC/FAST electronic transfer (such as by delivering a physical certificate) and if the Warrantholder incurs a Market Price Loss, then at any time subsequent to incurring the loss the Warrantholder may provide the Company written notice setting forth in reasonable detail and including evidence reasonably satisfactory to the Company of such Market Price Loss and specifying amounts payable to the Warrantholder in respect of the Market Price Loss and the Company shall make the Warrantholder whole as follows:

Market Price Loss = [(High trade price on the day of exercise) x (Number of Warrant Shares)] - [(Sales price realized by Warrantholder) x (Number of Warrant Shares)]

The Company shall pay to the Warrantholder the Market Price Loss by cash payment, and any such cash payment shall be made by the third business day from the time of the Warrantholder’s written notice to the Company.

(e) Make-Whole for Failure to Deliver Loss. At the Warrantholder’s election, if the Company fails for any reason to deliver to the Warrantholder the Warrant Shares by the Warrant Share Delivery Date and if the Warrantholder incurs a Failure to Deliver Loss (determined as specified below), then at any time the Warrantholder may provide the Company written notice setting forth in reasonable detail and including evidence reasonably satisfactory to the Company of such Market Price Loss and specifying the amounts payable to the Warrantholder in respect of the Failure to Deliver Loss and the Company must make the Warrantholder whole as follows:

Failure to Deliver Loss= [(High trade price at any time on or after the day of exercise) x (Number of Warrant Shares)]

The Company shall pay the Failure to Deliver Loss by cash payment, and any such cash payment shall be made by the third business day from the time of the Warrantholder’s written notice to the Company.

(f) If an election is made by the Warrantholder pursuant to Section 5(d) or Section 5(e) above, the Warrant shall be deemed exercised to the extent of the Number of Warrant Shares in respect of which payment of the Market Price Loss or Failure to Deliver Loss is made, as the case may be.

6. CERTIFICATE OF ADJUSTMENT. Whenever the Exercise Price or number or type of securities issuable upon exercise of this Warrant is adjusted, in accordance with this Agreement, the Company shall, at its expense, promptly deliver to the Warrantholder written notice setting forth the nature of such adjustment and setting forth in reasonable detail the facts upon which such adjustment(s) are based.

7. COMPLIANCE WITH SECURITIES LAWS.

(a) The Warrantholder understands that this Warrant and the Warrant Shares constitute “restricted securities” as such term is used in applicable federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations this Warrant and the Warrant Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Warrantholder represents to the Company that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including those applicable as a result of the Company constituting a “shell corporation” (as such term is defined and used in Rule 144(i) under the Securities Act) prior to the Merger. The Warrantholder represents, covenants and agrees that as of the date hereof, it is, and on each date on which it exercises the Warrants it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(b) Prior, and as a condition, to the sale or transfer of the Warrant Shares issuable upon exercise of this Warrant, the Warrantholder shall furnish to the Company such certificates, representations, agreements and other information, including an opinion of counsel, as the Company or the Company’s transfer agent reasonably may require to confirm that such sale or transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, unless such Warrant Shares are being sold or transferred pursuant to an effective registration statement.

(c) The Warrantholder acknowledges that the Company may place a restrictive legend on the Warrant Shares issuable upon exercise of this Warrant in order to comply with applicable securities laws, in substantially the following form and substance, unless such Warrant Shares are freely tradable, without restriction, under Rule 144 under the Securities Act or the transfer of sale of same is registered pursuant to an effective registration statement.

“THE SECURITIES REPRESENTED BY THIS BOOK-ENTRY POSITION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT TO THE CONTEMPLATED MANNER OF OFFER, SALE, PLDEGE, ASSIGNMENT OR OTHER TRANSFER IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”

8. REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, upon delivery to the Company of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such mutilated Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9. NO IMPAIRMENT. Except to the extent as may be waived by the Warrantholder, the Company will not, by amendment of its charter or through a Fundamental Transaction, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith comply with its obligations under this Agreement and take all such action as the Company determines to be necessary or appropriate in order to protect the rights of the Warrantholder against impairment by or through the Company.

10. TRADING DAYS. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be other than a day on which the Common Stock is traded on the Trading Market, then such action may be taken or such right may be exercised on the next succeeding day on which the Common Stock is so traded.

11. TRANSFERS; EXCHANGES.

(a) Subject to compliance with applicable federal and state securities laws and Section 7 hereof, this Warrant may be transferred by the Warrantholder to (i) any Affiliate (as defined below) and (ii) in the event that the Common Stock is listed on a Trading Market at the time of such transfer (which for the purposes of this Section 11 shall not include the OTC Markets), to any accredited investor with respect to any or all of the Warrant Shares purchasable hereunder (each, a “Permitted Transfer”). For a transfer of this Warrant as an entirety by the Warrantholder, upon surrender of this Warrant to the Company, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Warrantholder, the Company shall issue a new Warrant of the same denomination to the assignee. For a transfer of this Warrant with respect to a portion of the Warrant Shares purchasable hereunder, upon surrender of this Warrant to the Company, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Warrantholder, the Company shall issue a new Warrant to the assignee, in such denomination as shall be requested by the Warrantholder, and shall issue to the Warrantholder a new Warrant covering the number of shares in respect of which this Warrant shall not have been transferred. The term “Affiliate” as used herein means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, and any officers, employees or partners of the Warrantholder.

(b) Upon any Permitted Transfer, this Warrant is exchangeable, without expense, at the option of the Warrantholder, upon presentation and surrender hereof to the Company for other warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. This Warrant may be divided or combined with other warrants that carry the same rights upon presentation hereof at the principal office of the Company together with a written notice specifying the denominations in which new warrants are to be issued to the Warrantholder and signed by the Warrantholder hereof. The term “Warrants” as used herein includes any warrants into which this Warrant may be divided or exchanged.

12. VALID ISSUANCE; AUTHORIZED SHARES. The Company hereby represents, covenants and agrees that (i) this Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms; (ii) the issuance of this Warrant shall constitute full authority to the Company’s officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant; (iii) all Warrant Shares issuable upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith shall, upon issuance be validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue); and (iv) during the period the Warrant is outstanding, the Company shall reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.

13. REGISTRATION RIGHTS. The Warrantholder is a party to the Registration Rights Agreement dated July 23, 2025 among the Company, the Warrantholder, other Warrantholders and persons who purchased Common Stock in the Company’s private offering of up to $40,000,000 of Common Stock (inclusive of a $10,000,000 over-subscription option) under which the resale of the Warrant Shares is to be registered and has all of the rights and obligations provided for therein.

14. MISCELLANEOUS.

(a) This Agreement and any claim or dispute arising under this Agreement or relating thereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York conflicts of law principles. The parties hereto covenant and agree that any judicial proceeding brought under this Agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York, New York County, or in the United States District Court for the Southern District of New York.

(b) All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or electronic mail, or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when receipt is acknowledged in the case of facsimile or electronic mail transmission, or when so received in the case of mail or courier, and addressed as follows: (a) if to the Company, to Deep Isolation Nuclear, Inc., Attention: Rod Baltzer, CEO, Email: rod@deepisolation.com, with a copy to (which shall not constitute notice) Hunton Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, TX 77002 Attention: Jeff Dodd, Lee Davis and G. Michael O’Leary, E-mail: jeffdodd@hunton.com; leedavis@hunton.com; moleary@hunton.com; and (b) if to the Warrantholder, at such address or addresses (including copies to counsel) as set forth below.

(c) Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the record holder of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the record holder of the Warrants.

(d) This Agreement may be amended by the Company without the consent of the Warrantholder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the Company may deem necessary or desirable and the Company’s Board of Directors in good faith determines such amendment will not adversely affect the interest of the Warrantholder. All other modifications or amendments shall require execution of same by the parties hereto.

(e) This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Common Stock Purchase Warrant is issued effective as of the date first set forth above.

DEEP ISOLATION NUCLEAR, INC.

By:
Name:	Rodney Baltzer
Title:	President and Chief Executive Officer

EXHIBIT A

NOTICE OF EXERCISE
(To be signed only upon exercise of Warrant)

To: Deep Isolation Nuclear, Inc.

The undersigned, the Warrantholder of the attached Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, ______________________ (__________) shares of Common Stock of Deep Isolation Nuclear, Inc. and (choose one)

_______________herewith makes payment of _____________ dollars ($___________) thereof

or

 _______________elects to Net Exercise the Warrant pursuant to Section 1(b)(2) thereof.

The undersigned requests that the certificates or book entry position evidencing the shares to be acquired pursuant to such exercise be issued in the name of, and delivered to ______________________________________________________________, whose address is ______________________________________________________.

By its signature below the undersigned hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the attached Warrant as of the date hereof, including Section 7 thereof.

DATED:

(Signature must conform in all respects to name of the Warrantholder as specified on the face of the Warrant)

[_______________]
Address:

EXHIBIT B

NOTICE OF ASSIGNMENT FORM

FOR VALUE RECEIVED, [________________________] (the “Assignor”) hereby sells, assigns and transfers all of the rights of the undersigned Assignor under the attached Warrant with respect to the number of shares of common stock of Deep Isolation Nuclear, Inc. (the “Company”) covered thereby set forth below, to the following “Assignee” and, in connection with such transfer, represents and warrants to the Company that the transfer is in compliance with Section 7 of the Warrant and applicable federal and state securities laws:

NAME OF ASSIGNEE	ADDRESS/FAX NUMBER

Number of shares:_______________________________	Signature:______________________________________
Dated:________________________________________	Witness:_______________________________________

ASSIGNEE ACKNOWLEDGMENT

The undersigned Assignee acknowledges that it has reviewed the attached Warrant and by its signature below it hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the Warrant as of the date hereof, including Section 7 thereof.

Signature:

By:
Its:

Address:

E-Mail Address: